November 21, 1996
Repap Wisconsin Inc.
433 North Main Street
Kimberly, Wisconsin
54136

Attention: Senior VP & Controller, Coated Paper Operations

Subject:        Pulp Purchase Agreement #7 dated July 12, 1995 and
                Pulp Purchase Agreement #8 dated October 19, 1995, between Repap British Columbia ("RBC", formerly known as Skeena Cellulose Inc. and Repap Wisconsin Inc. ("RWI")

Dear Mr. Morgan,

As we have discussed with you, the delivery schedule under the above contracts would pose financial and marketing problems for RBC. For this reason, we would suggest amending Pulp Purchase Agreement # 7 and Pulp Purchase Agreement #8 in the following fashion:

Amendments to Pulp Purchase Agreements

1. Pulp delivered pursuant to Pulp Purchase Agreements #7 and #8 over the 2 year period ending December 31, 1998, shall be deemed to be delivered pursuant to the Woodpulp Contract dated January 1, 1994 (the "Woodpulp Contract").

2. A fidelity discount will be applied to all tonnes delivered pursuant to the Woodpulp Contract as follows;

i) for pulp delivered with a market price up to and including $U.S. 650 per tonne, 4%; or

ii) for pulp delivered with a market price greater than $U.S. 650 per tonne, $U.S. 60 per tonne (As described in Table 1 below).

3. Commencing January 1, 1997, interest on the amount prepaid for pulp to be delivered pursuant to Pulp Purchase Agreements #7 and #8, will be paid monthly via a further discount (the "Interest Discount") on the pulp delivered calculated at the rate of US Prime plus 1 %. Interest during any month when no shipments occur, will accrue and be paid via an increase in the discount in the following month.

4. An allowance of $US 75 per tonne for freight (the "Freight Allowance") shall be deducted from payments for pulp delivered pursuant to the Woodpulp Contract. Such amount will be adjusted from time to time to reflect changes in the actual freight cost.

5. When the market pulp price is greater than $U.S. 710 per tonne, the price payable on the pulp delivered pursuant to the Woodpulp Contract, will be paid or allocated as follows;

i) The difference between the market pulp price and U.S. $710 per tonne will be applied against the outstanding amount prepaid for pulp to be delivered pursuant to Pulp Purchase Agreements #7 and #8; and

ii) the balance of the purchase price after deducting the fidelity discount, the Interest Discount and the Freight Allowance, shall be paid in cash in accordance with the terms of the Woodpulp Contract.

6. RWI will also have the option, when market pulp prices are greater than U.S. $800 per tonne, to request up to an additional 2000 tonnes per month to be delivered by RBC. Such a request will be made 60 days prior to the required delivery date. These tonnes, if requested, will be applied against the outstanding amount prepaid for pulp to be delivered pursuant to Pulp Purchase Agreements #7 and #8, in the following fashion:

i) The number of tonnes delivered multiplied by the market price per tonne of pulp less $U.S. 60 per tonne and less the Freight Allowance. This calculation will be done at the end of each month for which any such additional tonnes are delivered.

7. Any outstanding amount prepaid for pulp to be delivered pursuant to Pulp Purchase Agreements #7 and #8, plus accrued interest, at the end of the term will be due and payable.

8. Pulp Purchase Agreements #7 and #8 as hereby amended, may at the option of Avenor Inc. be further amended upon the completion of the proposed amalgamation of Avenor Inc. and Repap Enterprises Inc.

PULP PURCHASE AGREEMENT

U.S. $/Tonne

Market  Interest(1)     Fid(2)             Appl to    Freight Funds
Price   Discount        Disc     $60 Disc  Deal       Allow   to RBC
600     31              24       0         0          75      470
650     31              26       0         0          75      518
675     31              0        60        0          75      509
710     31              0        60        0          75      544
750     31              0        60        40         75      544
800     31              0        60        90         75      544

(1)$24,721,868 (including accrued interest to December 31, 1996) @ 8.25% + 1% on 6000 tonnes/month. This Interest Discount will reduce as the outstanding amount prepaid for pulp to be delivered pursuant to Pulp Purchase Agreements #7 and #8 reduces.
(2)4%



Please signify your agreement to these amendments by signing the duplicate of this letter and returning it to my attention.

Yours truly,

Repap British Columbia Inc.


____________________
H.R. Papushka
Executive Vice President

Agreed:

Repap Wisconsin Inc.


____________________
T. Morgan
Senior  V.P. & Controller
Coated Paper Operations